Exhibit 4.22

EXECUTION COPY

WELLS FARGO BANK, NATIONAL ASSOCIATION

As trustee (the “Trustee”) under the Indenture, dated as of April 8, 2004, among WMG Acquisition Corp., a Delaware corporation (the “Company”), the subsidiary guarantors party thereto (the “Guarantors”) and the Trustee, as amended prior to the date hereof.

TO

WMG Acquisition Corp. a Delaware Corporation

Satisfaction and Discharge of Indenture

Dated as of July 21, 2011

Discharging the Indenture, dated as of April 8, 2004, among the Company, the Guarantors and the Trustee, as amended prior to the date hereof.

SATISFACTION AND DISCHARGE OF INDENTURE

THIS DOCUMENT, dated as of July 21, 2011 (hereinafter referred to as “Satisfaction of Indenture”), relates to that certain Indenture, dated as of April 8, 2004 (as amended prior to the date hereof, the “Indenture”), among WMG Acquisition Corp. (the “Company”), the subsidiary guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association., as trustee (the “Trustee”). Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Indenture.

WHEREAS, on July 20, 2011 (the “Redemption Notice Date”), the Company delivered an irrevocable notice of redemption (the “Redemption Notice”) relating to all of its outstanding 7 3/8% U.S. Dollar-denominated Senior Subordinated Notes due 2014 (the “Dollar-denominated Notes”) and 8 1/8% Sterling-denominated Senior Subordinated Notes due 2014 (the “Sterling-denominated Notes,” and together with the Dollar-denominated Notes, the “Notes”) that had not been tendered to the Company and accepted by the Company for payment as of July 20, 2011 (the “Remaining Notes”);

WHEREAS, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds solely for the benefit of the Holders, cash in U.S. dollars and cash in U.K. Pounds Sterling, in an amount as will be sufficient to pay and discharge the entire Indebtedness on the Dollar-denominated or Sterling-denominated Notes, as applicable, not heretofore delivered to the Trustee for cancellation, for principal of, and premium and accrued interest on, the Remaining Notes to August 19, 2011, the date specified in the Notice of Redemption for redemption of the Remaining Notes (the “Redemption Date”);

WHEREAS, the Company has delivered irrevocable instructions to the Trustee to apply the deposited funds toward the payment of the principal of and premium on the applicable Remaining Notes and accrued interest thereon to the Redemption Date;

WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that all covenants and conditions precedent under the Indenture relating to the termination of its obligations under the Remaining Notes and the Indenture have been complied with; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Company has requested the Trustee to cancel and discharge the Indenture, and to execute and deliver to the Company this Satisfaction of Indenture;

NOW, THEREFORE, THIS SATISFACTION OF INDENTURE WITNESSETH:

ARTICLE I

Satisfaction and Discharge

The Trustee, pursuant to the provisions of Section 8.01 of the Indenture, hereby acknowledges that the Company’s obligations under the Indenture and the Remaining Notes have been satisfied and hereby cancels the Indenture and the Remaining Notes, and the Indenture is hereby discharged and hereby ceases to be of further effect as to all Remaining Notes outstanding, except with respect to those obligations that the Indenture provides shall survive the satisfaction and discharge thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO BANK, NATIONAL ASSOCIATION has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its responsible officers, all as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

/s/ Raymond Delli Colli
By: Raymond Delli Colli
Authorized Officer

[Signature Page to WMG Acquisition Satisfaction and Discharge]